Exhibit 99.1

CONTACTS:

Insignia Solutions

Financial Dynamics

Robert Collins, Chief Financial Officer (510) 360-3700	Investors: Teresa Thuruthiyil (415) 439-4500

INSIGNIA SOLUTIONS REPORTS FOURTH QUARTER AND FULL YEAR
2003 FINANCIAL RESULTS

-Company Books First Revenues Related to New SSP Solution-

FREMONT, Calif., February 3, 2004– Insignia Solutions (Nasdaq: INSG) today reported financial results for the fourth quarter ended December 31, 2003.

Results for the fourth quarter of 2003 reflect the Company’s ongoing focus on developing and commercializing its Secure System Provisioning (SSP) product.  Insignia reported fourth quarter revenues of $130,000, comprised both of first-time SSP-related revenue and license revenue representing the Company’s portion of shared revenue from its Java Virtual Machine (JVM) product that was sold in April 2003.  The net loss in the fourth quarter was $1.7 million, or  $0.07 per share. As of December 31, 2003, the Company increased its cash and cash equivalents to $2.2 million.  Furthermore, on January 7, 2004, the Company announced the completion of a financing that resulted in net proceeds of $1.67 million to Insignia, for the purpose of supporting the commercialization of SSP.

Mark McMillan, Chief Executive Officer of Insignia Solutions, commented, “The fourth quarter marked important milestones for Insignia, with our first SSP-related revenues and strategic partnerships with IBM and others to commence the full roll out of our new product.  We made important progress in forging relationships with strategic partners and customers who will be key to Insignia’s growth and the gradual proliferation of our SSP solution in 2004.  Thus, we continue to work toward achieving our goal of revenue growth, product performance, and profitability in the coming year.”

Full year 2003 revenues were $710,000.  The net loss for the year was $4.3 million, or $0.20 per share.

Recent Highlights:

•                  Today the Company also announced that it has entered the Chinese market for the first time and has signed its first customers in the region. Insignia is partnering with Accord Customer Care Solutions (Suzhou) Co., Ltd, a wholly owned subsidiary of Accord Customer Care Solutions Limited (ACCS), who will sell and host Insignia Secure System Provisioning (SSP) On Demand to mobile phone manufacturers across Asia.

•                  Additionally, Insignia Solutions announced today that it has further strengthened its executive management team with the appointment of Robert Collins to chief financial officer and the promotion of Mark Stevenson to vice president of worldwide sales from senior director of americas sales. Linda Potts, who was serving as CFO, will remain with the Company as controller.

•                  The Company announced, on January 13, 2004, an agreement with IBM to port its SSP server software product onto the IBM Websphere platform and tightly integrate it with IBM’s device management software. The two companies plan to co-sell and co-market the solution to mobile operators and phone manufacturers worldwide.

•                  In early January 2004, Insignia Solutions entered into definitive agreements with certain institutional and other accredited investors with respect to the private placement of 2,262,500 newly issued American Depository Shares (ADSs), and warrants to purchase 565,635 shares, for a total purchase price of approximately $1.810 million. After payment of a placement agent fee and issuance costs, the net proceeds were $1.67 million. The company intends to use the proceeds (net of costs) from the private placement to further support the commercialization of its SSP solution for the mobile market.

•                  On December 11, 2003, the Company announced that it joined two new JSR (Java Specification Request) expert groups called JSR-232 and JSR-233 to help define how mobile Java devices can be upgraded over-the-air using a dynamic architecture. The new standards will leverage existing efforts underway by the Open Mobile Alliance and OSGi and enable mobile operators and device manufacturers to better manage device capabilities remotely using secure over-the-air connections.

•                  On November 10, 2003, Insignia Solutions announced a royalty-free version of its OMA DL (download) 1.0 compliant software client.  The Company intends to provide its OMA DL 2.0 compatible client royalty-free to phone manufacturers, silicon vendors, operating system vendors and mobile operators world-wide upon ratification of the OMA DL 2.0 specification, which is expected in 2004.

Conference Call

Insignia Solutions will host a conference call today at 2:00 p.m., Pacific Time.  A live webcast will be available via a link on the Investor Relations portion of Insignia’s website at www.insignia.com.  An on demand archive of the call will be available at the website for a period of one week.

About Insignia Solutions

Insignia provides an essential ingredient to mobile operators and terminal manufacturers by enabling Over-The-Air Repair of a growing complex and diverse community of devices on the network. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world.  The company is headquartered in Fremont, California with R&D and European operations based in the United Kingdom.  For additional information about Insignia or its products please visit http://www.insignia.com.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia’s need for additional capital to sustain operations, Insignia’s reliance on the successful introduction of its Secure System Provisioning (“SSP”) product line, Insignia’s need to generate significantly greater revenue to achieve profitability and Insignia’s liquidity and capital needs. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

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